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                                QUICKTURN DESIGN SYSTEMS, INC.
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                (Name of Registrant as Specified In Its Charter)

                                 MENTOR GRAPHICS CORPORATION
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                                                       December 15, 1998

Mr. Keith R. Lobo
President and Chief Executive Officer
Quickturn Design Systems, Inc.
55 West Trimble Road
San Jose, California 96131

Dear Keith:

     You and your fellow Quickturn directors have once again seriously breached your fiduciary duties to Quickturn's stockholders.

     Less than two weeks ago, the Delaware Court of Chancery found that you and the other Quickturn directors violated your fiduciary duties to the Quickturn stockholders in your attempt to defeat Mentor's all-cash offer by amending your poison pill. The Court found that you and the other Quickturn directors were "unable to articulate a cogent reason" for your poison pill amendment.

     That ruling should have caused you and the other Quickturn directors to act responsibly and to maximize value for your stockholders.

     After we received the Chancery Court's ruling, I called your Chairman Glen Antle to assure him that Mentor remained willing to discuss a combination of our companies and to consider an increased offer if due diligence showed greater value. Our advisers also called Quickturn representatives who invited us on December 8 to consider presenting a higher offer, even as they denied Mentor the opportunity to conduct any due diligence. Our investment banker and lawyer each separately informed Quickturn on December 8 that Mentor would respond to Quickturn's invitation the very next day. Your investment banker confirmed that responding on December 9 would be acceptable. The last of these conversations between the representatives occurred on the evening of December 8. Instead of waiting to see Mentor's higher offer so as to maximize stockholder value, you went ahead and signed a merger agreement with Cadence the same night, closing the door on the response we promised by 5:00 p.m. the next day.

     The actions of the Quickturn Board show that you and your fellow directors learned nothing from the Court's recent finding that you breached your fiduciary duty. When you learned that Mentor was likely to respond to your invitation to submit a higher bid, you rushed to sign a deal with Cadence, instead of waiting less than 24 hours for Mentor's higher offer. To make matters worse, you signed up for a transaction at a price representing only a small increase above our initial offer at a cost to Quickturn stockholders of an excessive break-up fee of 6.9% of the Cadence merger consideration, a lock-up option for Cadence to purchase 19.9% of Quickturn common stock, employment agreements for you and other members of management, and a peculiar provision that gives you the potential power to cause termination of the entire deal if you're not personally happy. To put it simply, you appear to have been willing to sign any deal - no matter how bad it might be for your stockholders -- as long as you got the autonomy and perquisites you wanted.

     We are prepared to pay more for Quickturn in a negotiated merger transaction than the $14 per share price being proposed by Cadence. The size of our merger proposal will be influenced by Mentor's due diligence demonstrating greater value for Quickturn and the invalidation of the $10.6 million termination fee, the $3.5 million expense reimbursement fee and the lock-up option for Cadence to purchase 19.9% of Quickturn's common stock contained in the Cadence merger agreement that was entered into in breach of your fiduciary duties. Furthermore, we are continuing to evaluate our alternatives with respect to our existing tender offer.

     We are also filing suit against you and the other Quickturn directors as well as Cadence in connection with your new breach of your fiduciary duty to your stockholders.

                                                       Very truly yours,

                                                       /s/ Walden C. Rhines

                                                       Walden C. Rhines
                                                       President and
                                                       Chief Executive Officer